Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189385

SECOND QUARTER 2015 INVESTOR PRESENTATION RETAIL SECURITIZATION

SLIDE R-1 FREE WRITING PROSPECTUS Registration Statement No. 333-189385 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

SLIDE R-2 OVERVIEW • Ford Credit has been originating retail installment sale contracts for over 50 years and has been securitizing its retail contracts since 1988 • Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 65 transactions under this program • Ford Credit offers retail asset-backed securities through various channels: – Public transactions – Rule 144A transactions – Other private transactions • Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate • Structural elements have remained consistent over time -- same structure in place for over 15 years RETAIL SECURITIZATION

SLIDE R-3 32% 36% 38% 40% 45% 2010 2011 2012 2013 2014 BUSINESS UPDATE • Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles • The increase in origination volumes since 2010 reflects an increase in Ford’s sales and Ford Credit’s financing share • Recent increases in financing share have been driven primarily by the availability of Fordsponsored marketing programs that favor Ford Credit Number of Receivables Originated (000) U.S. Financing Share * Retail Installment and Lease * Data includes Ford, Lincoln and Mercury brands only Source: Ford Credit 10-K Source: FCAOT 2015-A Prospectus Supplement RETAIL SECURITIZATION 575 658 714 765 839 2010 2011 2012 2013 2014

SLIDE R-4 2.54% 2.05% 1.54% 1.37% 1.22% 2010 2011 2012 2013 2014 0.74% 0.45% 0.30% 0.33% 0.33% 2010 2011 2012 2013 2014 721 730 730 734 736 2010 2011 2012 2013 2014 PORTFOLIO CREDIT METRICS Source: FCAOT 2015-A Prospectus Supplement RETAIL SECURITIZATION Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Weighted Average FICO® at Origination

SLIDE R-5 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other* 0% 20% 40% 60% 80% 100% New Used 35% 40% 45% 50% 710 720 730 740 SECURITIZATION POOL CHARACTERISTICS Source: Prospectus Supplements for referenced FCAOT transactions RETAIL SECURITIZATION * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Weighted Average FICO® % of Contracts > 60 Month Original Term New/Used Car/ Light Truck/Utility Memo: FICO® less than 650 19% 18% 16% 17% 19% 19% 19% 18% 18% 18% 18% 17% 18% 17% 17%

RETAIL SECURITIZATION
POOL PERFORMANCE: DELINQUENCIES



Ford
Go Further
Pools >3.0% 61+ Day Delinquency: 2006-B, C
2007-A
2008-B, C
60+ Day Delinquency Ratio
4.0%
3.8%
3.6%
3.4%
3.2%
3.0%
2.8%
2.6%
2.4%
2.2%
2.0%
1.8%
1.6%
1.4%
1.2%
1.0%
0.8%
0.6%
0.4%
0.2%
0.0%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61
Period (Months)
2003-A
2003-B
2004-A
2005-A
2005-B
2005-C
2006-A
2006-B
2006-C
2007-A
2007-B
2008-A
2008-B
2008-C
2009-A
2009-B
2009-C
2009-D
2009-E
2010-A
2010-B
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A

SLIDE R-6

SLIDE R-7 Over 10 Years Of Consistent Performance Through Multiple Cycles POOL PERFORMANCE: CUMULATIVE NET LOSSES RETAIL SECURITIZATION 2006-B, C 2007-A 2008-B, C Pools >2.0% Cumulative Net Losses:

RETAIL SECURITIZATION
TRANSACTION STRUCTURE



% of Initial Adjusted Pool Balance
Class A Notes ("AAA")
95.0%
Class B Notes ("AA")
3.0%
Class C Notes ("A")
2.0%
Class D Notes ("BBB")
2.0%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Initial Negative Overcollateralization
(2.0)%
Total Class A* Enhancement
~9.5%

- Consistent structure for more than 15 years
- Credit enhancements in our retail securitization programs are:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

* FCAOT 2015-A: Class A Total Enhancement: 9.57%, comprised of 5.50% hard enhancement and 4.07% excess spread

SLIDE R-8

SLIDE R-9 BREAK-EVEN ANALYSIS FOR CLASS A NOTES Illustration: Approximate Break-Even Cumulative Net Loss for 2014-C: 12.1%* * S&P FCAOT 2014-C Pre-Sale Report Break-Even for FCAOT 2014-C Compared With Historical Pool Losses RETAIL SECURITIZATION Cumulative Net Loss Ratio

ORIGINATION AND SERVICING STRATEGIES

SLIDE R-11 ORIGINATE • Support Ford Motor Company brands • Build strong relationships with dealers • Segment credit applicants and price for risk • Use robust credit evaluation and verification process • Ensure efficient use of capital • Buy it Right • Operate Efficiently • Collect Effectively • Fund Efficiently • Manage Risks Service Originate Fund ORIGINATION STRATEGY

SLIDE R-12 ORIGINATION TECHNOLOGY • Ford Credit’s strategy is supported by a proprietary origination system – Analyzes several factors for each credit application – Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change • Credit application process – Dealers submit credit applications electronically to Ford Credit – The system automatically obtains a credit report for the applicant and any co-applicant » In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area – The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer – Ford Credit communicates credit decisions electronically to dealers ORIGINATION STRATEGY

SLIDE R-13 ORIGINATION SCORING MODELS • Ford Credit’s proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data and other information, including: – Financing product (retail, lease) – Contract characteristics (loan-to-value, term, payment) – Other factors (payment-to-income, employment history, financial stability and capacity to pay) • Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP) – The origination scoring models build on the predictive power of credit bureau and credit application data – Internal studies show that POP is more effective than credit bureau data alone • Ford Credit classifies offerings into various categories that determine which origination scoring model is used • Scoring model categories include: – Customer (individual, business entity) – Credit bureau data – Financing product (retail, lease) – Vehicle (new, used) ORIGINATION STRATEGY

SLIDE R-14 • Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract • Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance – Origination scoring model performance review – Global Scorecard Cycle Plan Committee review • In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: – Uniformly changing the overall credit score – Modifying the weighting of selected variables ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE Scoring Models Launch Date Consumer December 2013 Commercial April 2015 Commercial Line of Credit May 2012 ORIGINATION STRATEGY

SLIDE R-15 PURCHASING GUIDELINES AND CONTROL PROCESSES • Ford Credit has origination policies and procedures that leverage technology to ensure consistent credit decisions – Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts – Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income – Procedures are established for verification of income, employment and residency • Purchase quality guidelines are used to manage the overall quality of the portfolio • Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards • Quarterly Risk Management portfolio performance analysis These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY

SLIDE R-16 SERVICE • Ford Credit has a world-class servicing organization • Credit losses are an expected part of the business • The objective is to collect within the contract’s loss expectation while managing costs • Customer and dealer satisfaction are critical • Buy it Right • Operate Efficiently • Collect Effectively • Fund Efficiently • Manage Risks Service Originate Fund SERVICING STRATEGY

SLIDE R-17 Auto-Dialer Account Status Changes Call Results / Campaign Statistics Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Receivables System Early Stage Late Stage Two-way Feedback Loop Behavior Scoring Model Behavior Scoring Model • All Accounts Assigned Probability Of Default On Due Date • Identify Accounts to Call AUTO-DIALER SERVICING STRATEGY

SLIDE R-18 BEHAVIOR SCORING MODELS • Ford Credit’s proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer history, payment patterns and updated credit bureau data • Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) – Contracts are scored monthly on their due date to get an updated POD • Ford Credit’s behavior scoring models differ based on contract characteristics and performance • Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used • Scoring model categories include: – Financing product (retail, lease) – Customer (individual, business entity) – Delinquency level (current, due date delinquent, 30 days past due) SERVICING STRATEGY

SLIDE R-19 BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE • Scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term • Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance – Behavior scoring model performance review – Global Scorecard Cycle Plan Committee review • Scoring models are redeveloped as predictive measures change or as new data attributes become available Scoring Models Launch Date Consumer September 2013 Commercial January 2013 SERVICING STRATEGY

SLIDE R-20 RISK SEGMENTATION • Segmentation allows the matching of the account risk with the appropriate collection strategy • POD is the primary driver in determining risk segmentation • Segmentation establishes: – Assignment issuance timing – Follow-up intensity – Assignment transfers from an early stage delinquency to a late stage delinquency strategy • Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER SERVICING STRATEGY

RETAIL APPENDIX

SLIDE R-22 APPENDIX R-1 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 0 3 6 9 12 15 18 21 24 27 30 33 36 39 42 45 48 51 54 57 60 Weighted Average FICO® – 35 Transactions From 2003 To 2015 Historical Cumulative Net Loss Ratio – 35 Transactions From 2003 To 2015 • Ford Credit’s U.S. retail auto receivables are ideally suited for securitization, including a revolving term ABS structure – Consistent origination and servicing practices – Consistent collateral composition – Consistent loss performance FORD CREDIT’S U.S. RETAIL AUTO RECEIVABLES RETAIL SECURITIZATION Months Memo: FICO® less than 650 since 2008 20% 21% 22% 23% 22% 20% 18% 18% 18% 19% 18% 16% 17% 19% 19% 19% 18% 18% 18% 18% 17% 18% 17% 17%

SLIDE R-23 RETAIL SECURITIZATION COLLATERAL POOL COMPARISON • Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions APPENDIX R-2 Initial Pool Balance $1,669,398,082 $1,673,565,407 $1,648,176,733 Number of Receivables 74,643 76,623 81,628 Average Principal Balance $22,365 $21,842 $20,191 Wt. Ave. APR 3.78% 3.73% 4.02% Wt. Ave. Original Term 63.4 months 63.4 months 63.1 months Wt. Ave. Remaining Term 54.9 months 54.8 months 52.2 months Wt. Ave. Seasoning 8.5 months 8.5 months 10.9 months % Original Term > 60 months 44.66% 43.92% 42.82% Wt. Ave. FICO Score 731 731 726 % New 89.41% 89.38% 88.78% % Car 24.82% 25.77% 24.31% % Light Truck 44.47% 44.22% 48.03% % Utility 29.87% 29.10% 26.59% % Others 0.84% 0.90% 1.07% Top 3 States 15.03% -- Texas 15.01% -- Texas 15.66% -- Texas 9.00% -- California 8.90% -- California 8.61% -- California 6.40% -- Florida 6.31% -- Florida 6.44% -- Florida FORDO 2015-A FORDO 2014-C Term FORDO 2014-B

SLIDE R-24 Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Servicer – Delinquency, Repossession and Credit Loss Experience section of the Prospectus Supplement) NET LOSSES TO RECEIVABLES RATIO RETAIL SECURITIZATION APPENDIX R-3